UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange of 1934
January 24, 2006
(Date of earliest event reported)

USG CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 South Franklin Street, Chicago, Illinois 60606-4678
(Address of principal executive offices, including zip code)
(312) 606-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
     On January 29, 2006, the Board of Directors of USG Corporation (the Corporation) approved an agreement with certain parties in interest in its chapter 11 bankruptcy proceedings to resolve all present and future asbestos-related personal injury claims. The agreement, which will require Bankruptcy Court approval, was reached with the Asbestos Personal Injury Claimants Committee and the court-appointed Representative for Future Asbestos Claimants, and is also supported by the committees representing both unsecured creditors and stockholders.
     The agreement requires the Corporation to create and fund a trust established under Section 524(g) of the Bankruptcy Code for asbestos personal injury claims. Initially, after the plan of reorganization becomes effective, the trust would be funded with $900 million in cash and a contingent payment note for another $3.05 billion. A portion of the payments due under the contingent payment note would be secured by a right to 51 percent of the voting stock of one of the USG companies, exercisable upon the occurrence of certain contingencies.
     All present and future asbestos personal injury claims against the Corporation and all of its subsidiaries would be channeled to and paid by the new 524(g) trust, including claims against present subsidiaries such as U.S. Gypsum as well as claims in which USG companies may be alleged to have responsibility for products made or sold by former subsidiaries such as A.P. Green.
     The contingent payments would be paid as follows: $1.9 billion due 30 days after the adjournment of the current session of Congress, and another $1.15 billion due six months after the adjournment of Congress. However, if before the adjournment of the current session, Congress passes legislation establishing a national asbestos personal injury trust fund, such as the FAIR Act (Senate Bill 852, The Fairness in Asbestos Injury Resolution Act of 2005), the contingent payment note would be cancelled and no additional payments would be made, unless that legislation is later found unconstitutional.
     The Corporation plans to file a plan of reorganization that incorporates the terms of the agreement in February. Under the plan of reorganization, claims of the Corporation’s unsecured creditors, including banks, bondholders and trade creditors, would be repaid in full, in cash, including contract interest. The Corporation estimates that payments due to unsecured creditors would total approximately $1.4 billion. In addition, the Corporation expects to reinstate approximately $240 million of existing debt. Stockholders would retain ownership of the Corporation, subject to the rights offering described below. The plan of reorganization will require approval by both the Bankruptcy Court and the U.S. District Court that oversee the bankruptcy cases of the Corporation and its subsidiaries. Under the agreement, the Corporation must use its reasonable best efforts to cause the effective date of the plan of reorganization to occur on or before July 1, 2006, and the agreement will automatically terminate if the effective date of the plan of reorganization does not occur on or before August 1, 2006, unless extended by the parties.
     To finance a portion of the payments to the asbestos personal injury trust described above, the Corporation expects to raise $1.8 billion in new equity funding through a rights offering to its stockholders. Under the proposed rights offering, for each share of common stock outstanding on the record date for the rights offering (which has not yet been set), the stockholder as of that date will receive a right to purchase one share of the Corporation’s common stock at a price of 40.00. The rights are expected to be freely transferable during the offering period in which they are outstanding. The Corporation intends to register the securities to be issued in the rights offering with the Securities and Exchange Commission and the rights offering is not expected to commence prior to confirmation of the plan of reorganization. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.
     In connection with the proposed rights offering, the Corporation entered into an equity commitment agreement, dated January 30, 2006, with Berkshire Hathaway Inc., the Corporation’s largest stockholder, whereby Berkshire committed to exercise all rights distributed to it in the rights offering and to purchase from the Corporation, at the same purchase price, all or substantially all of the common shares that are not otherwise issued pursuant to the exercise of rights by other stockholders. Under the terms of the equity commitment agreement, upon receipt of the requisite Bankruptcy Court approval of the agreement, Berkshire would deposit $1.8 billion in treasury securities into an escrow account to secure performance of its obligations under the agreement. Amounts remaining in the escrow after payment to the Corporation pursuant to the exercise by Berkshire of its rights and rights not exercised by other stockholders would be returned to Berkshire following the expiration of the rights offering. As consideration for the commitment, the Corporation would make a one-time, non-refundable payment of $100 million to Berkshire upon receipt of the requisite Bankruptcy Court approval. Berkshire’s commitment to purchase shares of common stock that are not otherwise issued pursuant to the exercise of rights in the proposed rights offering expires on September 30, 2006, subject to extension to November 14, 2006 in certain circumstances, including the payment of an additional $20 million fee.
     In connection with the equity commitment agreement, the Corporation and Berkshire entered into a shareholder’s agreement whereby Berkshire agreed, among other things, that for a period of seven years following completion of the rights offering, except in limited circumstances, it would not acquire beneficial ownership of USG voting securities if, after giving effect to the acquisition, Berkshire would own more than 40% of USG voting securities (or such higher percentage of voting securities that Berkshire would own after making any purchases required under the equity commitment agreement described above). Berkshire further agreed that, during such seven-year period, it would not solicit proxies with respect to securities of the Corporation or submit a proposal or offer involving a merger, acquisition or other extraordinary transaction unless such proposal or offer is requested by the Corporation’s Board of Directors, or is made to the Board of Directors confidentially, is approved by a majority of the voting power of the Corporation not owned by Berkshire and is determined by the Board of Directors to be fair to the stockholders. The shareholder’s agreement also provides that, with certain exceptions, any new shares of common stock acquired by Berkshire in excess of those owned on the date of the agreement (and shares distributed on those shares, including in the rights offering) will be voted proportionally with all voting shares.
     The parties also entered into a registration rights agreement whereby the Corporation granted Berkshire registration rights with respect to its shares of the Corporation’s common stock.

     The equity commitment agreement, the shareholder’s agreement and the registration rights agreement contain representations and warranties and other provisions, and the performance of the parties’ respective obligations under the agreements is subject to various conditions, including receipt of Bankruptcy Court approval and the commencement and completion of the rights offering and confirmation of the plan of reorganization by specified dates. The Corporation has also agreed to indemnify Berkshire from certain liabilities which it may incur in connection with these agreements.
     Also on January 30, 2006, the Corporation amended its existing shareholder rights plan, or so-called poison pill, to permit the equity rights offering to proceed without triggering the pill and to accelerate the termination of the existing pill to 11 days after the effectiveness of the plan of reorganization.
     In connection with the settlements and the proposed financing of the plan of reorganization, the Corporation has adopted a new Reorganization Rights Plan, effective January 30, 2006. Under the new plan, if any person acquires beneficial ownership of 5% or more of the Corporation’s voting stock, stockholders other than the 5% triggering stockholder will have the right to purchase additional common stock of the Corporation at half their market price, thereby diluting the triggering stockholder. Stockholders who already own 5% or more of the common stock of the Corporation as of January 3, 2006, including Berkshire, will not trigger these rights so long as they do not acquire more than an additional 1% of the voting stock of the Corporation while the plan is in effect, other than pursuant to proportional participation in the rights offering. The new rights plan also provides that the term “Acquiring Person” will not include Berkshire (and certain of its affiliates) to the extent that Berkshire acquires beneficial ownership of the Corporation’s common stock in transactions contemplated or permitted by the equity commitment agreement and the shareholder’s agreement.
     The shareholder’s agreement provides that future shareholder rights plans adopted by the Corporation will exempt Berkshire under certain circumstances.
     The new rights plan will expire on December 31, 2006 or, if later, 30 days after the effectiveness of the plan of reorganization if the FAIR Act has not passed in the current session of Congress. However, the Board of Directors of the Corporation has the power to accelerate or extend the expiration date of the rights. In addition, the Board of Directors has the right, before or after the rights plans expire, to take such other actions that it determines in the exercise of its fiduciary duties to be necessary in the future, which could include the adoption of a new shareholder rights plan or further amendments of the existing plans.
     The creditors’ and equity committees in the Corporation’s chapter 11 bankruptcy proceedings, which have expressed their support for the agreement to resolve asbestos-related personal injury claims, have not yet expressed an opinion on the financing and the shareholders rights plans.
     The foregoing descriptions of the agreement regarding asbestos-related personal injury claims, the equity commitment agreement, the shareholder’s agreement and the registration rights agreement are qualified entirely by the text of those agreements, copies of which are attached as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     See Item 1.01 with respect to the creation of direct financial obligations in connection with the agreements described therein.
ITEM 3.02 Unregistered Sales of Equity Securities
     See Item 1.01 with respect to the arrangements between the Corporation and Berkshire Hathaway Inc. with respect to the rights offering equity commitment agreement. The sale of certain of the securities to be issued pursuant to the equity commitment agreement may be effected through a private placement under Section 4(2) of the Securities Act of 1933, as amended, or pursuant to Regulation D promulgated under the Securities Act that is exempt from registration under Section 5 of the Securities Act.
ITEM 3.03 Material Modifications to Rights of Security Holders
     See Item 1.01 with respect to the amendment to the existing shareholder rights plan and adoption of a new shareholder rights plan.
ITEM 8.01 Other Events
     On January 30, 2006, the Corporation issued a press release announcing that it had reached an agreement, which is subject to approval of the Bankruptcy Court in its chapter 11 proceedings, to resolve all present and future asbestos-related personal injury claims. The press release also announced that the Corporation had entered into the other agreements discussed in more detail under Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits
10.1	Settlement Term Sheet, dated January 24, 2006, by and among USG Corporation and its debtor subsidiaries, the Official Committee of Asbestos Personal Injury Claimants and Dean M. Trafelet, in his capacity as the Legal Representative for Future Claimants in the Reorganization Cases

10.2	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

10.3	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

10.4	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

99.1	Press release dated January 30, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
By:	/S/ Stanley L. Ferguson
Stanley L. Ferguson,
Executive Vice President and General Counsel

Date: January 30, 2006

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Settlement Term Sheet, dated January 24, 2006, by and among USG Corporation and its debtor subsidiaries, the Official Committee of Asbestos Personal Injury Claimants and Dean M. Trafelet, in his capacity as the Legal Representative for Future Claimants in the Reorganization Cases

10.2	Equity Commitment Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

10.3	Shareholder’s Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

10.4	Registration Rights Agreement, dated January 30, 2006, by and between USG Corporation and Berkshire Hathaway Inc.

99.1	Press release dated January 30, 2006